Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

Media Ben Pratt The Mosaic Company 763-577-6102 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com
FOR IMMEDIATE RELEASE

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2017 RESULTS

Announces Phosphate Asset Optimization
Provides Updated Targets for Brazil
Reduces Annual Dividend Target to $0.10 per share
PLYMOUTH, MN, October 31, 2017 - The Mosaic Company (NYSE: MOS) today reported third quarter 2017 net income of $227 million, compared to net income of $39 million in the third quarter of 2016. Third quarter earnings per diluted share were $0.65, which included a positive impact of $0.22 from notable items. The Company also provided a strategic update identifying cumulative cash flow improvements in excess of $1 billion by the end of 2020.
“Mosaic is taking proactive steps to accelerate business performance,” said Joc O’Rourke, President and Chief Executive Officer. “While these decisions are difficult and have impacts on our employees, today’s actions put Mosaic in a strong position to benefit as market dynamics improve.”
 Key Actions:

•
Mosaic announced the idling of its Plant City, Florida concentrates plant for an indefinite period of at least one year. The move is expected to ensure minimal market disruption from new capacity additions, including Mosaic’s Saudi Arabian joint venture, and is expected to result in higher phosphate margins and lower capital requirements.

◦
The Company expects to serve a significant portion of its distribution business and other Indian customers more effectively with phosphate production from its Saudi Arabian joint venture and will focus U.S. production on the North and South American markets where it has logistical advantages.

•
The Company has identified additional value creation opportunities ahead of the pending acquisition of Vale Fertilizantes, which are expected to result in $275 million of annualized improved cash flow by the end of 2020. The $275 million target is comprised of $125 million in updated expectations for pre-tax synergies and $150 million of anticipated business transformation benefits relating to Mosaic’s consolidated business in Brazil. This guidance replaces the previously announced target of $75 million in annual operating synergies.

•
Mosaic approved a reduction in the annual dividend target to $0.10 per share and declared a quarterly dividend of $0.025 per share to be paid on December 21, 2017 to stockholders of record as of close of business on December 7, 2017.

Mosaic’s net sales in the third quarter of 2017 were $2.0 billion, flat with last year, with lower phosphate sales volumes offset by higher international distribution volumes and higher realized potash prices. Operating earnings during the quarter were $214 million, up from $70 million a year ago, despite a $26 million negative impact in Phosphates from Hurricane Irma.
Cash flow provided by operating activities in the third quarter of 2017 was $136 million compared to $88 million in the prior year. Capital expenditures totaled $198 million in the quarter. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $686 million and long-term debt was $3.8 billion as of September 30, 2017. Subsequent to quarter end, the Company completed a lease finance transaction for an ammonia tug and barge and received approximately $200 million in cash.
“We delivered solid operational performance across our three businesses during the third quarter, and demand for our products continues to be strong,” said Rich Mack, Mosaic’s Executive Vice President and Chief Financial Officer.  “Once the pending Vale Fertilizantes acquisition closes, we intend to prioritize our excess cash flow toward debt repayment so that we can return to our targeted leverage ratios. The comprehensive set of actions announced today is an important part of our deleveraging plan and protecting our balance sheet.”
Phosphates

Phosphates Results	3Q 2017 Actual	3Q 2017 Guidance
Average DAP Selling Price	$329	$310 to $330
Sales Volume	2.1 million tonnes	2.2 to 2.5 million tonnes
Phosphate Production	80% of operational capacity	Mid 80% range
“Hurricane Irma’s impact aside, Mosaic’s strong operational performance and better price realization benefited margins during the quarter,” O’Rourke said. “Our decision to idle Plant City is expected to result in lower capital spending and higher gross margins going forward.”
Net sales in the Phosphates segment were $779 million for the third quarter, down from $930 million last year, driven by lower sales volumes primarily as a result of Hurricane Irma. Gross margin was $67 million, or nine percent of net sales, compared to $101 million, or 11 percent of net sales, for the same period a year ago. Third quarter gross margin includes $26 million of higher costs from Hurricane Irma which lowered the gross margin rate from 12 percent to nine percent during the third quarter. The Phosphates’ gross margin rate during the current quarter benefited from higher finished product prices and lower sulfur and ammonia costs, partially offset by higher phosphate rock costs as a result of a higher mix of purchased rock.

The third quarter average DAP selling price, FOB plant, was $329 per tonne, compared to $326 per tonne a year ago. Phosphates segment total sales volumes were 2.1 million tonnes, down from 2.5 million tonnes last year. Current quarter sales were negatively impacted by approximately 220,000 tonnes as a result of the Company’s declaration of a force majeure resulting from Hurricane Irma.
Mosaic’s North American finished phosphate production was 2.3 million tonnes, or 80 percent of operational capacity, compared to 2.5 million tonnes, or 84 percent a year ago, during the third quarter of 2017.
Potash

Potash Results	3Q 2017 Actual	3Q 2017 Guidance
Average MOP Selling Price	$182	$165 to $180
Sales Volume	2.2 million tonnes	1.9 to 2.2 million tonnes
Potash Production	87% of operational capacity	Low 80% range
“Potash results reflect excellent cost control and constructive market dynamics with continued margin improvement from last year’s levels,” O’Rourke said. “The combination of strong demand, lean channel inventories and minimal production from new capacity next year underpins our constructive near-term potash outlook. Over the longer term, we expect the completion of our Esterhazy K3 project to further improve Mosaic’s position as a low cost global potash producer.”
Net sales in the Potash segment totaled $474 million for the third quarter, up from $428 million last year, driven primarily by higher realized prices. Gross margin was $99 million, or 21 percent of net sales, compared to $40 million, or nine percent of net sales a year ago. Current quarter gross margin included a $10 million negative impact relating to the expected resolution of a royalty matter with the government of Saskatchewan which lowered gross margin rate from 23 percent to 21 percent during the quarter. The year-over-year increase in gross margin rate was primarily driven by higher realized product prices, higher operating rates and lower plant spending.
The third quarter average MOP selling price, FOB plant, was $182 per tonne, up from $160 per tonne a year ago. The Potash segment’s total sales volumes for the third quarter were 2.2 million tonnes, flat with last year’s levels.
Potash production for the third quarter was 2.2 million tonnes, or 87 percent of operational capacity, up from 1.7 million tonnes, or 63 percent of operational capacity last year, largely driven by timing of turnaround activity.

International Distribution (ID)

ID Results	3Q 2017 Actual	3Q 2017 Guidance
Sales Volume	2.5 million tonnes	2.3 to 2.6 million tonnes
Gross Margin per Tonne	$25 per tonne	Low $20 per tonne
“Once the acquisition of Vale Fertilizantes is complete, we expect to transform our vertically integrated business in Brazil into an upstream and downstream fertilizer powerhouse,” O’Rourke said. “We have plans to achieve a $275 million annual run-rate improvement in cash flow in Brazil by the end of 2020, which spans the entire value chain, focusing on operational efficiencies, go-to-market strategies, corporate overhead, procurement and others. We are excited about the acquisition and are confident in our ability to deliver on these targets.”
Net sales in the International Distribution segment were $931 million for the third quarter, up from $849 million last year, driven by higher sales volumes, partially offset by lower average selling prices. Gross margin was $64 million, or $25 per tonne, compared to $71 million, or $32 per tonne for the same period a year ago. The year-over-year decrease in gross margin per tonne is driven lower margins on commodity fertilizer products in Brazil.
The third quarter average selling price was $366 per tonne, compared to $380 per tonne a year ago. International Distribution segment total sales volumes were 2.5 million tonnes, up from 2.2 million tonnes last year.
Other
Selling, General and Administrative (SG&A) expenses were $66 million for the third quarter, down from $67 million last year, reflecting Mosaic’s ongoing progress on expense management initiatives.
Financial Guidance
“We are taking proactive steps to minimize disruption to the phosphates market as it absorbs new capacity additions,” O’Rourke said. “Combined with our plans to transform the Brazil business, Mosaic is in an excellent position to capitalize on the long-term secular trends and create value for all of our stakeholders.”
Total sales volumes for the Phosphates segment are expected to range from 2.3 to 2.6 million tonnes for the fourth quarter of 2017, compared to 2.5 million tonnes last year. Mosaic’s realized DAP price, FOB plant, is estimated to range from $320 to $350 per tonne for the fourth quarter of 2017. The segment gross margin rate in the fourth quarter is estimated to be in the upper single digits, including an estimated $9 million carry-over impact from Hurricane Irma, and the operating rate is expected to be in the low to mid 80 percent range.
Total sales volumes for the Potash segment are expected to range from 1.9 to 2.2 million tonnes for the fourth quarter of 2017, compared to 2.0 million tonnes last year. Mosaic’s realized MOP price, FOB plant, is estimated to range from $175 to

$195 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the upper teens, reflecting a negative impact of production mix and scheduled turnarounds during the quarter. The operating rate is expected to be in the low 80 percent range.
Total sales volumes for the International Distribution segment are expected to range from 1.5 to 1.8 million tonnes for the fourth quarter of 2017, compared to 1.9 million tonnes last year. The segment gross margin per tonne is estimated to be around $20.
For calendar 2017, Mosaic now expects:

•	SG&A expenses to range from $290 to $300 million, down from previous guidance of $295 million to $310 million.

•	Canadian resource taxes to range from $85 to $100 million, down from previous guidance of $90 to $110 million and excluding the impact of the expected royalty settlement.

•	Full-year effective tax rate to be approximately zero. The variability in the effective tax rate is impacted by changes in the expected annual pre-tax earnings and global earnings mix.
Brine management costs and capital expenditure guidance remains unchanged at $150 to $160 million and $800 to $850 million, respectively.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Tuesday, October 31, 2017, at 9:00 a.m. Eastern Time to discuss third quarter 2017 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our proposed acquisition of the global phosphate and potash operations of Vale S.A. (“Vale”) conducted through Vale Fertilizantes S.A. (the “Transaction”) and the anticipated benefits and synergies of the proposed Transaction, other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed Transaction may be delayed or may not occur, including delays or risks arising from any inability of Vale to achieve certain specified regulatory and operational milestones, and the ability to satisfy any of the other closing conditions; our ability to secure financing, or financing on satisfactory terms and in amounts sufficient to fund the cash portion of the purchase price without the need for additional funds from other liquidity sources; difficulties with realization of the benefits of the proposed Transaction, including the risks that the acquired business may not be integrated successfully or that the anticipated synergies or cost or capital expenditure savings from the Transaction may not be fully realized or may take longer to realize than expected, including because of political and economic instability in Brazil or changes in government policy in Brazil; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC) and the entity operating the Miski Mayo mine, the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, the ability of MWSPC to obtain additional planned funding in acceptable amounts and upon acceptable terms, the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.
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For the three months ended September 30, 2017, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.22:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain	Consolidated	Foreign currency transaction gain (loss)	$58	$—	$0.17
Unrealized gain on derivatives	Corporate & Other	Cost of goods sold	2	—	0.01
Fees related to purchase of Vale Fertilizantes	Corporate & Other	Other operating expense	(6)	—	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	5	0.01
Pre-issuance hedging loss	Consolidated	Interest expense, net	(2)	—	(0.01)
Gain on sale of land	Phosphates	Other operating income	52	—	0.15
Change in Canadian tax regulations	Potash	Cost of goods sold	(10)	(17)	(0.08)
Asset write-off	Phosphates	Other operating expense	(3)	—	(0.01)
Total Notable Items			$91	$(12)	$0.22
For the three months ended September 30, 2016, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.30:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction loss	Consolidated	Foreign currency transaction gain (loss)	$(32)	$(1)	$(0.10)
Unrealized loss on derivatives	Corporate & Other	Cost of goods sold	(8)	—	(0.02)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	2	0.01
Asset reserve adjustment	Phosphates	Other operating expense	4	—	0.01
New Wales water loss incident	Phosphates	Other operating expense	(60)	(2)	(0.18)
Restructuring	Consolidated	Other operating expense	(8)	—	(0.02)
Total Notable Items			$(104)	$(1)	$(0.30)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net sales	$1,984.8	$1,952.2	$5,317.5	$5,300.7
Cost of goods sold	1,744.0	1,738.9	4,754.8	4,696.6
Gross margin	240.8	213.3	562.7	604.1
Selling, general and administrative expenses	66.1	66.9	218.2	229.6
Other operating (income) expense	(39.2)	76.7	5.9	129.1
Operating earnings	213.9	69.7	338.6	245.4
Interest expense, net	(36.2)	(25.5)	(98.4)	(85.2)
Foreign currency transaction gain (loss)	58.6	(32.4)	76.6	70.2
Other income (expense)	1.1	0.5	(2.0)	0.3
Earnings from consolidated companies before income taxes	237.4	12.3	314.8	230.7
Provision for (benefit from) income taxes	17.6	(30.1)	4.7	(68.7)
Earnings from consolidated companies	219.8	42.4	310.1	299.4
Equity in net earnings (loss) of nonconsolidated companies	9.8	(1.7)	15.5	(12.8)
Net earnings including noncontrolling interests	229.6	40.7	325.6	286.6
Less: Net earnings attributable to noncontrolling interests	2.1	1.5	1.7	0.7
Net earnings attributable to Mosaic	$227.5	$39.2	$323.9	$285.9
Diluted net earnings per share attributable to Mosaic	$0.65	$0.11	$0.92	$0.81
Diluted weighted average number of shares outstanding	352.2	351.5	351.9	351.7

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$685.7	$673.1
Receivables, net	592.3	627.8
Inventories	1,666.2	1,391.1
Other current assets	431.3	365.7
Total current assets	3,375.5	3,057.7
Property, plant and equipment, net	9,696.3	9,198.5
Investments in nonconsolidated companies	1,138.9	1,063.1
Goodwill	1,703.4	1,630.9
Deferred income taxes	765.1	836.4
Other assets	1,123.9	1,054.1
Total assets	$17,803.1	$16,840.7
Liabilities and Equity
Current liabilities:
Short-term debt	$58.6	$0.1
Current maturities of long-term debt	134.2	38.8
Structured accounts payable arrangements	370.4	128.8
Accounts payable	547.9	471.8
Accrued liabilities	786.7	837.3
Total current liabilities	1,897.8	1,476.8
Long-term debt, less current maturities	3,722.3	3,779.3
Deferred income taxes	1,072.6	1,009.2
Other noncurrent liabilities	954.9	952.9
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 388,998,498 shares issued and 351,049,649 shares outstanding as of September 30, 2017, 388,187,398 shares issued and 350,238,549 shares outstanding as of December 31, 2016	3.5	3.5
Capital in excess of par value	39.8	29.9
Retained earnings	11,079.8	10,863.4
Accumulated other comprehensive loss	(1,008.9)	(1,312.2)
Total Mosaic stockholders' equity	10,114.2	9,584.6
Noncontrolling interests	41.3	37.9
Total equity	10,155.5	9,622.5
Total liabilities and equity	$17,803.1	$16,840.7

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net cash provided by operating activities	$135.5	$88.3	$524.3	$937.7
Cash Flows from Investing Activities:
Capital expenditures	(197.6)	(196.4)	(589.9)	(633.7)
Purchases of available-for-sale securities - restricted	(280.0)	(734.4)	(1,546.3)	(734.4)
Proceeds from sale of available-for-sale securities - restricted	277.6	138.9	1,533.7	138.9
Investments in nonconsolidated companies	(62.5)	(144.0)	(62.5)	(244.0)
Investments in consolidated affiliate	(8.8)	(40.0)	(47.7)	(130.0)
Proceeds from sale of fixed assets	69.1	—	69.1	—
Other	(18.5)	0.6	0.3	3.3
Net cash used in investing activities	(220.7)	(975.3)	(643.3)	(1,599.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(258.0)	(160.0)	(523.2)	(333.7)
Proceeds from issuance of short-term debt	264.7	159.2	608.1	361.9
Payments of structured accounts payable arrangements	(83.0)	(109.1)	(238.8)	(603.7)
Proceeds from structured accounts payable arrangements	226.4	135.3	473.8	341.3
Payments of long-term debt	(2.8)	(41.2)	(6.2)	(43.0)
Proceeds from issuance of long-term debt	—	—	1.5	—
Proceeds from settlement of swaps	—	(4.2)	—	—
Proceeds from stock option exercises	—	(2.6)	—	—
Repurchases of stock	—	—	—	(75.0)
Cash dividends paid	(52.7)	(96.4)	(201.8)	(288.8)
Other	(0.3)	7.4	(2.2)	6.9
Net cash provided by (used in) financing activities	94.3	(111.6)	111.2	(634.1)
Effect of exchange rate changes on cash	18.3	(8.0)	22.8	78.8
Net change in cash, cash equivalents and restricted cash	27.4	(1,006.6)	15.0	(1,217.5)
Cash and cash equivalents - beginning of period	699.0	1,926.1	711.4	2,137.0
Cash and cash equivalents - end of period	$726.4	$919.5	$726.4	$919.5

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$685.7	$653.5
Restricted cash in other current assets	7.5	207.8
Restricted cash in other assets	33.2	58.2
Total cash, cash equivalents and restricted cash shown in the unaudited statement of cash flows	$726.4	$919.5

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net earnings attributable to Mosaic	$227.5	$39.2	$323.9	$285.9
Basic weighted average number of shares outstanding	351.1	350.1	350.9	350.4
Dilutive impact of share-based awards	1.1	1.4	1.0	1.3
Diluted weighted average number of shares outstanding	352.2	351.5	351.9	351.7
Basic net earnings per share attributable to Mosaic	$0.65	$0.11	$0.92	$0.82
Diluted net earnings per share attributable to Mosaic	$0.65	$0.11	$0.92	$0.81